Exhibit 5.1

March 7, 2023 Verona Pharma plc One Central Square Cardiff CF10 1FS United Kingdom	99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com
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Re:	Verona Pharma plc – Registration Statement on Form S-3 Exhibit 5.2

Ladies and Gentlemen:

We have acted as English legal advisers to Verona Pharma plc, a public limited company incorporated in England and Wales (the “Company”) in connection with the preparation and filing of a registration statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) on March 7, 2023.

The Registration Statement has been filed in connection with (i) the registration for issuance, offering, sale and delivery from time to time of ordinary shares in the capital of the Company with a nominal value of £0.05 per share (“Ordinary Shares”), including Ordinary Shares in the form of American Depositary Shares (“ADSs”) (the “New Ordinary Shares”) and certain other securities and (ii) the registration of the issuance, offering, sale by the Company of up to a maximum aggregate offering price of $200,000,000 of the Ordinary Shares, in the form of ADSs, that may be issued and sold under a sales agreement with Jefferies LLC (the “Sales Ordinary Shares”).

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

*In cooperation with the Law Firm of Salman M. Al-Sudairi LLC

1.3	Legal review

For the purpose of issuing this letter we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	a search at Companies House in respect of the Company conducted on 20 December 2022;

(b)	an enquiry at the Central Registry of Winding Up Petitions, London on 20 December 2022 at 10:06 a.m. (London time) with respect to the Company ((a) and (b) together, the “Searches”);

(c)	a PDF copy of the written resolutions of the board of directors of the Company (the “Board”) dated 19 December 2022 approving, inter alia, the preparation and filing of the Registration Statement,

(d)	a PDF executed copy of the minutes of the annual general meeting of the Company held on 27 April 2022 (the “Annual General Meeting Minutes”);

(e)	a PDF copy of the New York governed sales agreement between the Company and Jefferies LLC dated 19 March 2021 (“Original Sales Agreement”) as amended by the Amendment Agreement (“Sales Agreement”);

(f)	a PDF copy of the New York governed amendment agreement between the Company and Jefferies LLC dated 7 March 2023 amending the terms of the Original Sales Agreement (“Amendment Agreement”);

(g)	a copy of the certificate of incorporation of the Company dated 24 February 2005;

(h)	a copy of the certificate of incorporation on change of name of the Company dated 18 September 2006;

(i)	a PDF copy of the current articles of association of the Company adopted pursuant to a special resolution of shareholders passed at the general meeting held on 18 December 2020 (the “Articles of Association”); and

(j)	a draft copy of the Registration Statement as at 20 December 2022 and to be filed with the SEC on March 7, 2023.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and shall be construed in accordance with English law, and relate only to English law, as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law (including, for the avoidance of doubt, European Union law on and after 1 January 2021) affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act;

(b)	the directors of the Company at the time of any allotment and issue of New Ordinary Shares and/or Sales Ordinary Shares (as applicable) being duly authorised pursuant to the articles of association of the Company in force at the time of such allotment and issue, the Companies Act and any relevant authority given by the members of the Company to allot such New Ordinary Shares and any rights of pre-emption under such articles of association or the Companies Act in respect of such allotment having been validly disapplied;

(c)	the directors of the Company (or duly authorised committee thereof) having validly resolved to allot the New Ordinary Shares and/or Sales Ordinary Shares (as applicable);

(d)	the receipt in full of payment for the New Ordinary Shares and/or Sales Ordinary Shares (as applicable) in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for the New Ordinary Shares and/or Sales Ordinary Shares (as applicable);

(e)	in relation to the Sales Ordinary Shares only, the Sales Agreement and Amendment Agreement having become unconditional in all respects; and

(f)	valid entries having been made in relation to the allotment and issue of the New Ordinary Shares and/or Sales Ordinary Shares (as applicable) in the books and registers of the Company,

it is our opinion that the New Ordinary Shares and/or Sales Ordinary Shares (as applicable), if and when issued and delivered in accordance with the terms of the Registration Statement and as described therein, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the transactions contemplated by the Registration Statement.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Sincerely

/s/ LATHAM & WATKINS

Schedule 1

Assumptions

The opinion in this letter has been given on the basis of the following assumptions:

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than English law;

(e)	that the articles of association of the Company referred to in paragraph 1.3(i) of this letter remain in full force and effect, and no alteration had been made to such articles of association, in each case, prior to the date on which the Shares are allotted, issued or rights are granted to subscribe for Shares (each such date being an “Allotment Date”);

(f)	that a complete prospectus supplement will have been prepared and filed with the SEC describing the New Ordinary Shares and/or Sales Ordinary Shares (as applicable) offered before each Allotment Date;

(g)	that all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

(h)	that the Sales Agreement, Amendment Agreement (and the other documents referred to therein) remains accurate and complete and has not been amended, terminated or otherwise discharged as at the date of this letter;

(i)	that each of the persons executing the Original Sales Agreement and Amendment Agreement on behalf of the relevant parties thereto executed an identical final version of such document, in each case in the form reviewed by us;

(j)	the absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings, amending, rescinding or modifying or suspending any of the terms of the Sales Agreement or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of the Sales Agreement;

(k)	that the Sales Agreement and all obligations thereunder have been entered into and the ADSs have been offered in good faith and on bona fide commercial terms and on arms' length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the entry into of the Sales Agreement and Amendment Agreement and the offering of the ADSs will promote the success of the Company for the benefit of its members as a whole;

(l)	that all requirements and conditions precedent for the Sale Agreement to be entered into have been satisfied

(m)	that the resolutions described in the written resolutions of the board of directors of the Company provided to us in connection with the giving of this opinion or otherwise contemplated in connection with the matters referred to herein were/or will be duly passed as written resolutions of the board of directors of the Company, all constitutional, statutory and other formalities were and such resolutions have not been and/or will not be revoked or varied and remain in full force and effect and will remain so at each Allotment Date

(n)	that the proceedings and resolutions described in the Annual General Meeting Minutes were duly conducted as so described and that the meeting referred to therein was duly constituted and convened and all constitutional, statutory and other formalities were duly observed, a quorum was present throughout, the requisite majority of shareholders voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, have not been revoked or varied and remain in full force and effect;

(o)	that as at each Allotment Date, the authority granted pursuant to the resolutions in the Annual General Meeting Minutes, will remain unutilised to the extent necessary to permit such allotment and issue of New Ordinary Shares and/or Sales Ordinary Shares (as applicable), or if at any Allotment Date, the authority granted pursuant to the resolutions in the Annual General Meeting Minutes has expired, the Company in general meeting duly and validly having resolved (i) as an ordinary resolution to authorise the board of directors of the Company pursuant to section 551 of the Companies Act to allot such New Ordinary Shares and/or Sales Ordinary Shares (as applicable), and (ii) as may be required, as a special resolution to empower the directors of the Company pursuant to section 570 or section 571 (as applicable) of the Companies Act to allot such New Ordinary Shares and/or Sales Ordinary Shares (as applicable), free of the restrictions in section 561 of the Companies Act, and such resolutions and authorities remaining in full force and effect and not having expired, been rescinded or amended;

(p)	that any subsequent general meeting referred to in (k) above will be validly constituted, convened and conducted in accordance with the articles of association, that all constitutional, statutory and other formalities will be observed at the general meeting in connection with the passing of the resolutions and no such resolution will have been revoked or varied prior to each Allotment Date and will remain in full force and effect at each Allotment Date;

(q)	that at the time of each allotment and issue of any New Ordinary Shares and/or Sales Ordinary Shares (as applicable), the Company shall have received “cash consideration” (as such term is defined in section 583(3) of the Companies Act) in full, equal to the subscription price payable for such New Ordinary Shares and/or Sales Ordinary Shares (as applicable) and shall have entered the holder or holders thereof in the register of members of the Company showing that all such New Ordinary Shares and/or Sales Ordinary Shares (as applicable) shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

(r)	that immediately prior to allotment, the directors of the Company had or shall have sufficient authority and powers conferred upon them to allot and issue such New Ordinary Shares and/or Sales Ordinary Shares (as applicable) under section 551 of the Companies Act and under section 570 or section 571 (as applicable) of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue, and the directors of the Company shall not allot or issue (or purport to allot or issue) New Ordinary Shares and/or Sales Ordinary Shares (as applicable) in excess of such powers or in breach of any other limitation on their power to allot and issue New Ordinary Shares and/or Sales Ordinary Shares (as applicable);

(s)	that no New Ordinary Shares and/or Sales Ordinary Shares (as applicable) shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(t)	that any allotment and issue of New Ordinary Shares and/or Sales Ordinary Shares (as applicable) will be duly made in accordance with both the articles of association (as may be amended), the Companies Act and the applicable law, rules and regulations in force at the time of such allotment and issue, including without limitation, the rules of any stock exchange on which the Company’s securities may be traded;

(u)	that there is, at each Allotment Date, no matter affecting the authority of the directors to issue and allot the New Ordinary Shares and/or Sales Ordinary Shares (as applicable) which would have any adverse implications in relation to the opinion given above;

(v)	that no New Ordinary Shares and/or Sales Ordinary Shares (as applicable) or rights to subscribe for New Ordinary Shares and/or Sales Ordinary Shares (as applicable) have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the New Ordinary Shares and/or Sales Ordinary Shares (as applicable) in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, New Ordinary Shares and/or Sales Ordinary Shares (as applicable) or other securities;

(w)	that in issuing and allotting New Ordinary Shares and/or Sales Ordinary Shares (as applicable), the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

(x)	that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each allotment and issue of New Ordinary Shares and/or Sales Ordinary Shares (as applicable) will be consistent with all such laws and regulations;

(y)	that the New Ordinary Shares and/or Sales Ordinary Shares (as applicable) will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there will be reasonable grounds for believing that the allotment and issue of the New Ordinary Shares and/or Sales Ordinary Shares (as applicable) will promote the success of the Company for the benefit of its members as a whole;

(z)	that there has not and shall not be any bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company in relation to any allotment and issue of New Ordinary Shares and/or Sales Ordinary Shares (as applicable); and

(aa)	that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for:

(i)	the liquidation, administration, winding up, dissolution, reorganisation , or bankruptcy or similar procedures in other relevant jurisdictions, of; or

(ii)	the commencement of a moratorium in respect of; or

(iii)	the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any: winding-up, dissolution, moratorium or administration order, application or filing; or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company), and such actions and steps will not have been taken as at any Allotment Date.

Schedule 2

Reservations

The opinion in this letter is subject to the following reservations:

(a)	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

(i)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes, restructuring plans or analogous circumstances; and

(ii)	an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it;

(e)	if a party to the Original Sales Agreement or the Amendment Agreement (the “Affected Person”) is: (a) the target of economic or financial sanctions, including sanctions or restrictive measures imposed by the United Kingdom or the United Nations or restrictive measures implemented or effective in the United Kingdom (“Applicable Sanctions”); (b) owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Applicable Sanctions; or (c) resident in, operating from or incorporated under the laws of a country or a territory that is a target of Applicable Sanctions, or, if the rights or obligations of the Affected Person under the Original Sales Agreement or the Amendment Agreement are otherwise affected by Applicable Sanctions, then the rights and obligations of such Affected Person under the Original Sales Agreement or the Amendment Agreement may be unenforceable or void;

(f)	we have not undertaken any consideration, analysis or assessment of whether the National Security & Investment Act 2021 (NS&IA) may or will apply to any of the transactions contemplated in the Registration Statement for the purposes of the opinions in this letter. We express no opinion on the application or potential application of the NS&IA in relation to the Company or any transaction contemplated by the Registration Statement.